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                               AMENDMENT NO. 6 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT


          This Amendment No. 6, dated as of December __, 1999, is entered into between THE GALAXY FUND (the "Fund"), a Massachusetts business trust, and PFPC INC. (formerly known as First Data Investor Services Group, Inc.) ("PFPC"), a Massachusetts corporation.

          WHEREAS, the Fund and PFPC have entered into a Transfer Agency and Services Agreement dated as of June 1, 1997, as subsequently amended (as so amended, the "Transfer Agency Agreement"), pursuant to which the Fund appointed PFPC to act as the transfer agent, dividend disbursing agent and agent in connection with certain other activities for the Fund's portfolios;

          WHEREAS, PFPC has developed a recordkeeping service link
("DCXCHANGE -Registered Trademark-") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans, including plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Plan").

          WHEREAS, PFPC has entered into agreements with various Recordkeepers relating to recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants (the "Participants") under such Plans (the "DCXCHANGE -Registered Trademark- Program");

          WHEREAS, the Fund desires to participate in the DCXCHANGE -Registered Trademark- Program and to retain PFPC to perform such services with respect to A Prime Shares of certain of the Fund's portfolios listed on Exhibit 1 of the Transfer Agency Agreement held by or on behalf of the Participants as further described herein and PFPC is willing and able to furnish such services on the terms and conditions hereinafter set forth; and

          WHEREAS, Section 25.1 of the Transfer Agency Agreement provides, in part, that no change, termination, modification or waiver of any term or condition of the Transfer Agency Agreement shall be valid unless in writing signed by each party;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Article 3 of the Transfer Agency Agreement is amended by adding the following Section 3.4:

               "3.4. PFPC shall perform recordkeeping and related services (the "DCXCHANGE -Registered Trademark- Program") for the benefit of participants (the "Participants") under certain employee benefit plans, including plans qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Plans") that hold A Prime Shares of a Portfolio through Plans administered by certain benefit plan consultants (the "Recordkeepers").


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          PFPC shall subcontract with Recordkeepers to link the PFPC recordkeeping system with the Recordkeepers in order for the Recordkeepers to maintain Prime A Share positions in the Portfolios for each Participant. In connection with the DCXCHANGE -Registered Trademark- Program, the Fund agrees (i) to waive all minimum investment requirements with respect to Prime A Shares, (ii) to offer Prime A Shares for purchase at net asset value, and (iii) to transmit all net asset value calculations and accruals to PFPC via the NSCC Price Profile. PFPC agrees that no fees or out-of-pocket expenses shall be payable to it by the Fund in connection with the services provided by PFPC under the DCXCHANGE -Registered Trademark- Program. PFPC may discontinue the DCXCHANGE -Registered Trademark- Program with respect to Prime A Shares upon sixty (60) days' prior written notice to the Fund."

          2. Except to the extent amended hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 6 as of the day and year first above written.


                                       THE GALAXY FUND


                                       By:
                                           --------------------------------
                                       Name:  John T. O'Neill
                                       Title: President


                                       PFPC INC.


                                       By:
                                           --------------------------------

                                       Name:  Jylanne M. Dunne
                                       Title: Senior Vice President


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